Exhibit 99.1

Press Release

For Immediate Release

Overland Storage Posts Record Results

for Third Quarter Of Fiscal 2003

SAN DIEGO — April 24, 2003 — Overland Storage, Inc. (Nasdaq: OVRL) today reported fiscal 2003 third quarter and nine-month year-to-date results.  For the quarter ended March 31, 2003, Overland reported record revenue of $56.2 million compared to revenue of $42.8 million in the third quarter of the prior fiscal year.  Net income for the third quarter of fiscal 2003 reached a record $2.4 million, or $0.20 per diluted share, compared to net income of  $2.1 million, or $0.18 per diluted share, in the third quarter of the prior fiscal year.

Revenue for the nine-month period ended March 31, 2003 was $139.4 million compared to revenue of $128.4 million in the corresponding nine-month period of the prior fiscal year.  Net income for the nine-month period of fiscal 2003 totaled $3.4 million, or $0.28 per diluted share, compared to net income of $5.1 million, or $0.46 per diluted share, in the nine-month period of fiscal 2002.

Both revenue and earnings for the quarter surpassed the range that the Company provided during its previous quarterly conference call.  This growth reflects stronger than expected demand from its OEM customers.  Combined sales to OEM customers grew 44 percent compared to the prior year quarter and rose 27 percent on a sequential basis from the second fiscal quarter.  The third quarter represents the first full quarter of shipments to the Company’s two largest OEM customers.  In the case of Overland’s largest OEM, supplies of the customer’s predecessor product were not fully depleted and replaced by Overland’s products until midway through the prior quarter.  In the case of the other OEM customer, Overland did not commence shipments until midway through the second quarter.  Sales through the Company’s branded sales channel rose 7 percent compared to the prior year quarter, and as expected were seasonally slower on a sequential basis.

Gross margin improved to 27.9 percent from 27.1 percent in the preceding quarter despite an increase from 65 percent to 71 percent in the concentration of the Company’s OEM business, reflecting the benefit of increased manufacturing volumes and cost reductions. Third quarter operating expenses rose by $1.0 million compared to the preceding quarter, an amount that includes costs associated with the closing of the Company’s Longmont, Colo. R&D facility and increased legal fees.

Christopher Calisi, president and CEO of Overland Storage, said: “We are extremely pleased with the level of business we are reporting this quarter. In regards to our largest OEM customer, it is apparent that the transitional issues that characterized the last three quarters are behind us, and we are moving forward at enhanced revenue levels.  This is really our first full quarter of shipments to both of our major OEMs.  Following the commencement of shipments last November, sales to our newest OEM customer ramped more quickly than expected.  Overall, the strong OEM partnerships we have developed are delivering impressive results, and we aim to expand these relationships, as well as develop new ones.

“Revenue in our branded business posted gains over our 2002 third quarter, but continued to reflect the customary cyclicality of a slow third quarter.  The Americas region grew substantially from last year, increasing 34 percent.  This growth is a result of investments made in sales and marketing over the past several quarters.  Our business in Europe and Asia Pacific declined compared to the prior year due to the fact that both of these regions reported large one-time deals in the prior year quarter.

“We were gratified to close 16 software deals this quarter with our Storage Resource Management product, surpassing both our goal for the quarter and the nine orders booked last quarter.  Software revenue during the quarter was not material, as we continue to focus on the number of installations to build market acceptance.  The market reception to our new version introduced in December, Overland SRM 3, is encouraging.  Furthermore, EMC Corporation’s recent acquisition of Astrum Software, our key software provider, brings additional resources and credibility to our software initiative.  EMC has expressed its desire to forge a cooperative and mutually beneficial marketing effort.  We continue to view the nascent SRM market as challenging, but remain committed to building a meaningful midrange storage software business.

“Our previously published outlook for our fourth fiscal quarter remains unchanged.  Specifically, we anticipate fourth quarter revenue in the $54 to $59 million range and earnings per diluted share of $0.23 to $0.28.”

Mr. Calisi concluded, “This has been an excellent quarter, and the discipline of previous quarters is truly paying off.  Our OEM relationships are growing, and we believe the level of business we are now seeing is sustainable.  We plan to grow our business to new levels — levels that require forward thinking and innovation.  Overland’s reputation remains an excellent calling card that we will work diligently to maintain.  Our strategic focus on the mid-range storage market has proved insightful, and we expect to maintain that focus.  Though the economic and political climate in which we all operate remains difficult, we believe our business will continue to experience steady demand.  I look forward to reporting a record year for Overland Storage.”

About Overland Storage

Overland Storage, Inc. (NASDAQ: OVRL) is a leading global supplier of innovative hardware and software storage solutions for mid-range computer networks. The company’s reputation for delivering high availability products, including its award-winning automated storage libraries and the industry’s first family of fully open storage management software solutions, sets the standard for intelligent, automated and scalable storage. Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s Web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include continuing transitional issues at the Company’s major OEM customer, technology spending levels, unexpected shortages of critical components, rescheduling or cancellation of customer orders, loss of a major customer, the timing and market acceptance of new product introductions by the Company, including the Company’s new software products, its competitors or its licensees, the timing and amount of licensing royalties, general competition and price pressures in the marketplace, the Company’s ability to control costs and expenses and economic conditions. Reference is also made to other factors set forth in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the Company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Webcast: A live audio Webcast of Overland’s management conference call discussing third quarter 2003 results and the outlook for the fourth fiscal quarter will be held beginning at 10:30 a.m. EDT on April 24, 2003, and will be posted at www.overlandstorage.com.  Please provide adequate time to log on.  Following the broadcast, the conference call will be archived for future access on Overland’s Web site.

CONTACT INFORMATION:

OVERLAND STORAGE: (858) 571-5555

Vernon A. LoForti, CFO

vloforti@overlandstorage.com

Cynthia A. Bond, Director of Corporate Communications

cbond@overlandstorage.com

—Tables Follow —

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Net revenues	$56,200	$42,839	$139,351	$128,427
Cost of revenues	40,509	30,826	101,485	95,294
Gross profit	15,691	12,013	37,866	33,133

Operating expenses:
Sales and marketing	6,959	5,435	19,718	14,359
Research and development	2,216	1,649	5,639	5,162
General and administrative	2,680	2,134	7,206	6,336
Total expenses	11,855	9,218	32,563	25,857

Operating income	3,836	2,795	5,303	7,276
Interest income, net.	14	57	108	241
Other (expense) income, net	(124)	66	(209)	265
Income before income taxes	3,726	2,918	5,202	7,782
Income taxes	1,286	816	1,795	2,664
Net income	$2,440	$2,102	$3,407	$5,118

Earnings per share:
Basic	$0.22	$0.20	$0.31	$0.48
Diluted	$0.20	$0.18	$0.28	$0.46

Shares used in computing earnings per share:
Basic	11,162	10,645	11,079	10,564
Diluted	12,230	11,685	11,999	11,108

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	March 31,	June 30,
	2002	2002
	(unaudited)
ASSETS
Cash and equivalents	$28,716	$26,884
Accounts receivable, net	30,166	21,391
Inventories	20,245	17,503
Other current assets	5,856	5,555
Total current assets	84,983	71,333
Property, plant and equipment, net	8,514	9,171
Other assets	611	499
Total assets	$94,108	$81,003

LIABILITIES & EQUITY
Current liabilities	$24,989	$16,870
Long-term debt	3,258	3,879
Other long-term liabilities	1,467	988
Shareholders’ equity	64,394	59,266
Total liabilities and equity	$94,108	$81,003